UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event report): August 4, 2021

 BioDelivery Sciences International, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-31361	35-2089858
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
4131 ParkLake Ave., Suite 225
Raleigh,	NC.		27612
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: 919-582-9050
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	BDSI	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2021 (the “Effective Date”), BioDelivery Sciences International, Inc. (the “Company”) and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) for the acquisition by the Company from DRL of certain patents, trademarks, regulatory approvals and other rights related to ELYXYB™ (celecoxib oral solution) (the “Product”) and its commercialization in the United States and Canada (the “Territory”).

Pursuant to the terms of the Asset Purchase Agreement, and subject to the conditions set forth therein, the Company will pay DRL a $6 million up-front payment to be paid on the date of closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”), $9 million on the twelve-month anniversary of the Effective Date, up to an additional $9 million upon achievement of certain regulatory milestones and quarterly earn-out payments on potential sales of the Product in the Territory that range from high single digits to the low double digits (subject to reduction in certain circumstances) of net sales based on volume of sales. DRL will also be entitled to one-time payments upon the achievement of six escalating sales milestones, which range from $4 million to be paid upon the achievement of $50 million in net sales in a calendar year to $100 million to be paid upon the achievement of $1 billion in net sales in a calendar year, up to a total of $262 million.

The Asset Purchase Agreement contains customary representations, warranties and covenants made by each of Company and DRL, including, among others, covenants by the Company to use certain efforts to pursue achievement of the regulatory and commercialization milestones, to provide period reports on the Company’s progress toward achieving such milestones as well as net sales reports, and certain other customary covenants by each of Company and DRL with respect to confidentiality, limitation of liability, indemnification and on certain tax matters.

Upon the Closing, the Company and DRL will enter into a customary transition services agreement under which DRL will provide certain development, regulatory support and intellectual property support activities and services for the Company’s benefit for up to three years from the Closing, at a specified hourly rate with reimbursement for certain expenses.

The Closing will occur upon the satisfaction of certain customary closing conditions and the earlier to occur of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) sixty-five (65) days after the Effective Date (the “Outside Date”). Either party may terminate the Asset Purchase Agreement prior to the Closing if the other party materially breaches or defaults in the performance of its obligations, and, if curable, such material breach remains uncured for thirty (30) days from the date of notice of such breach or default (or remains uncured by the business day immediately preceding the Outside Date).

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On August 4, 2021, BDSI and DRL issued a press release announcing the execution of the Asset Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
 (d) Exhibits

Exhibit No.	Description
10.1†	Asset Purchase Agreement, dated August 3, 2021, by and between DRL and the Company.
99.1	Press release, dated August 4, 2021, announcing the Asset Purchase Agreement between the Company and DRL.
† Certain portions of this exhibit have been omitted because they are not material and the registrant customarily and actually treats that information as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 4, 2021	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ Mary Theresa Coelho
	Name:	Mary Theresa Coelho
	Title:	Executive Vice President, Chief Financial Officer and Treasurer